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                                                                      EXHIBIT 11

                   MOHAWK INDUSTRIES, INC.  AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)


NOTE: Earnings per share are presented in accordance with Regulation S-K,
      Item 601(b)(11) and APB Opinion No. 15.


                                             Three Months Ended
                                        -------------------------------
                                        March 30, 1996    April 1, 1995
                                        --------------    -------------

Net earnings                             $     5,338             4,307
                                         ===========        ==========
Weighted average common and common
    equivalent shares outstanding:

      Weighted average common shares
        outstanding                           33,470            32,514

      Add weighted average common
        equivalent shares - options to
        purchase common shares, net              629             1,173
                                         -----------        ----------

Weighted average common and common
    equivalent shares outstanding             34,099            33,687
                                         ===========        ==========

Earnings per common and common
    equivalent share                     $      0.16              0.13
                                         ===========        ==========


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